Exhibit 10.1

PETROBRAS LITIGATION AWARD AGREEMENT

Vantage Drilling International

Amended and Restated 2016 Management Incentive Plan

This Award Agreement (this “Agreement”) is made as of the 17th day of July, 2019 (the “Grant Date”) between Vantage Drilling International (the “Company”), and [______] (“Participant”), and is made pursuant to the terms of the Vantage Drilling International Amended and Restated 2016 Management Incentive Plan (the “Plan”).  Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.

Section 1.Grant of Petrobras Litigation Award.  The Company hereby grants to Participant, on the terms and conditions hereinafter set forth, a Petrobras Litigation Award consisting of $[_____] (the “Award Amount”).  Subject to the terms and conditions set forth in this Agreement and the Plan, the Award Amount (or applicable portion(s) thereof) will be delivered in cash.

Section 2.Vesting of the Petrobras Litigation Award.  The “Start Date” for purposes of this Petrobras Litigation Award is June 21, 2019.  Except as otherwise provided herein (including Section 3), the Award Amount will vest as follows, in each case subject to Participant’s continuous Service with the Company on the applicable vesting date:

a)

On the first anniversary of the Start Date, (i) [___]% (the “Base Percentage”) of the Award Amount will vest, and (ii) if a full, final, and non-appealable judgment has been rendered in the Company’s favor in connection with the Petrobras litigation matter, as determined by the Board (a “Final Judgment”), prior to the first anniversary of the Start Date, then an additional portion of the Award Amount will vest such that a cumulative total of 25% of the Award Amount is then vested.

b)

On the second anniversary of the Start Date, (i) an additional portion of the Award Amount equal to the Base Percentage of the Award Amount will vest, and (ii) if there is a Final Judgment prior to the second anniversary of the Start Date, then an additional portion of the Award Amount will vest such that a cumulative total of 50% of the Award Amount is then vested.

c)

On the third anniversary of the Start Date, (i) an additional portion of the Award Amount equal to the Base Percentage of the Award Amount will vest, and (ii) if there is a Final Judgment prior to the third anniversary of the Start Date, then an additional portion of the Award Amount will vest such that a cumulative total of 75% of the Award Amount is then vested.

d)

On the fourth anniversary of the Start Date, (i) an additional portion of the Award Amount equal to the Base Percentage of the Award Amount will vest, and (ii) if there is a Final Judgment prior to the fourth anniversary of the Start Date, then an additional portion of the Award Amount will vest such that a cumulative total of 100% of the Award Amount is then vested.

e)

If there has not been a Final Judgment prior to the fourth anniversary of the Start Date, then, on the date of a Final Judgment, an additional portion of the Award Amount will vest such that a cumulative total of 100% of the Award Amount is then vested.

f)

Upon the occurrence of a Qualified Liquidity Event, the Board will have the right, in its sole discretion (and taking into account, without limitation, the then-current circumstances with respect to a Final Judgment or the progress toward a Final Judgment), to cause an additional portion of the Award Amount to vest such that a cumulative total of up to 100% of the Award Amount is then vested.

Section 3.Termination of Service.Upon the occurrence of a termination of Participant’s Service for any reason (including, for the avoidance of doubt, an involuntary termination of Participant’s Service without Cause), all unvested portions of the Award Amount shall be forfeited and cancelled, and Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 4.Payment.   All applicable portions of the Award Amount (in each case, rounded to the nearest whole cent) shall be paid to Participant within 30 days following the date on which the applicable portion of the Award Amount vests.  Notwithstanding anything herein to the contrary, in no event will more than 100% of the Award Amount vest or be paid to Participant hereunder.

Section 5.Restrictions on Transfer.  Neither this Petrobras Litigation Award, nor any of Participant’s rights hereunder or with respect hereto, may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution.  In the event that Participant becomes legally incapacitated, Participant’s rights with respect to this Petrobras Litigation Award shall be exercisable by Participant’s legal guardian or legal representative.  This Petrobras Litigation Award shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Petrobras Litigation Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon this Petrobras Litigation Award, shall be null and void and without effect.

Section 6.Adjustments. The Petrobras Litigation Award granted hereunder (together with the Award Amount and the vesting and/or payment provisions hereof with respect to all or any portion of the Award Amount) shall be subject to adjustment by the Board, in its sole discretion, as a result of any change(s) of any nature following the Grant Date relating to the Petrobras litigation matter or any other items or matters determined by the Board, in its sole discretion, to be related to the Petrobras litigation matter (including, without limitation, any partial or reduced judgment or settlement amounts in connection with the Petrobras litigation matter and any related fees or expenses), or the circumstances surrounding or relating to any of the foregoing.

Section 7.No Right of Continued Service.  Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service with the Company or any Affiliate.

Section 8.Limitation of Rights.  Participant shall not have any privileges of a stockholder of the Company with respect to this Petrobras Litigation Award, including, without limitation, any right to vote any units of Stapled Securities (or shares of Common Stock or PIK Notes) or to receive dividends or other distributions or payments of any kind or exercise any other right of a holder of any securities.

Section 9.Construction.  The Petrobras Litigation Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan, except as Section 9.1 of the Plan is modified by this Agreement.  Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the Petrobras Litigation Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail (except with respect to any conflict or ambiguity between this Agreement and Section 9.1 of the Plan, in which case this Agreement shall govern and prevail).  The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon Participant.

Section 10.Notices.  Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at the Company’s principal executive offices.  Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 11.Governing Law.  This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 12.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 13.Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 14.Section 409A.  This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible.  The Petrobras Litigation Award granted hereunder shall be subject to the provisions of Section 13.3 of the Plan.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this

Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.

Section 15.Clawback.  Any amounts paid pursuant to this Petrobras Litigation Award will be subject to recoupment in accordance with any existing clawback or recoupment policy, any clawback or recoupment policy as may be adopted or amended from time to time, or any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  The implementation of any clawback or recoupment policy that is generally applicable to employees or executives of the Company or required by applicable law will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

Section 16.Non-Competition and Non-Solicitation.  For the period during Participant’s Service and for a period of 12 months thereafter (the “Restricted Period”), in consideration of Participant’s receipt of the Petrobras Litigation Award hereunder, Participant hereby agrees that:

a)

Non-Competition.  While providing Service, Participant will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company or any of its Subsidiaries provides, and will not work for, in any capacity (including, without limitation, as a consultant), assist, or become affiliated with as an owner, partner, member, agent, representative or creditor of, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by the Company or any of its Subsidiaries.  Following termination of Participant’s Service, during the Restricted Period, Participant will not, for any reason, within any market or country in which the Company or its Subsidiaries have operated assets or provided services, or formulated a plan to operate its assets or provide services during the last 12 months of Participant’s Service, engage in or contribute Participant’s knowledge to any work which is competitive with or similar to a product, process, apparatus, services, or development on which Participant worked or with respect to which Participant had access to while providing Service.  Notwithstanding the foregoing, nothing herein shall prohibit Participant from being a passive owner of not more than two percent of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Subsidiaries or Affiliates.  In addition, nothing in this Section 16(a) shall be violated by Participant commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its Subsidiaries or Affiliates so long as Participant and such subsidiary, division or unit does not engage in (and does not assist, directly or indirectly, in engaging) a business in competition with the Company or any of its Subsidiaries or Affiliates. Participant shall be released from the restrictions and obligations set forth in this Section 16(a)

upon the occurrence of any event described in subsections (i) or (ii) of a Qualified Liquidity Event.

b)

Non-Solicitation of Customers.  During the Restricted Period, Participant will not solicit any business similar in nature to the services provided by the Company or any of its Subsidiaries from any customer or client or prospective customer or client with whom Participant dealt or solicited during the last twelve months of Participant’s Service (“Company Customers”).  Notwithstanding the foregoing, the provisions of this Section 16(b) shall not be violated by general advertising or solicitation not primarily or specifically targeted at Company Customers.

c)

Non-Solicitation of Employees.  During the Restricted Period, Participant shall not, either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Company or any of its Subsidiaries to work for Participant or for another entity, firm, corporation, or individual (“Company Employee”).  Notwithstanding the foregoing, the provisions of this Section 16(c) shall not be violated by (A) general advertising or solicitation not primarily or specifically targeted at Company Employees, or (B) Participant serving as a reference, upon request, for any Company Employees.

d)

Participant and the Company acknowledge that the covenants contained in this Section 16 are reasonable under the circumstances.  Accordingly, if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended.  Participant further acknowledges that the remedy at law available to the Company or its Subsidiaries for breach of any of Participant’s obligations under this Section 16 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, in addition to any other rights or remedies that the Company or its Subsidiaries may have at law, in equity or under this Agreement, upon proof of Participant’s violation of any such provision of this Agreement, the Company or its Subsidiaries will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond.

Section 17.Confidential Information.  Participant will not, except in Participant’s proper performance of Service or as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company or any of its Subsidiaries, or authorize anyone else to do these things at any time either during or subsequent to Participant’s Service.  This Section 17 shall continue in full force and effect after termination of Participant’s Service and after the termination of this Agreement.  Participant shall continue to be obligated under this Section 17 not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available.  Participant’s obligations under this Section 17 with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately.  It is understood that such Confidential Information and proprietary information of the Company include matters that Participant conceives or develops, as well as matters Participant learns from other employees of the Company.  Confidential information is defined to include, without limitation, information: (1) disclosed to or known by Participant as a consequence of or through his/her Service; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development.  “Confidential Information” includes, but is not limited to the Company’s trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company or any of its Subsidiaries, and any information provided to the Company or any of its Subsidiaries by a third party under restrictions against disclosure or use by the Company or others.  Nothing herein shall be construed to prevent disclosure of Confidential Information or proprietary information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order and, to the extent permitted by law or legal process, Participant first notifies the Company to facilitate the Company seeking a protective order.

Nothing in this Agreement will preclude, prohibit or restrict Participant from (a) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); or (b) participating or cooperating in any investigation conducted by any governmental agency or authority.  Nothing in this Agreement prohibits or is intended in any manner to prohibit, Participant from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation.  Notwithstanding anything contained in this Agreement, Participant does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Participant shall not be required to notify the Company that Participant has made such reports or disclosures.  Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b).  Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (I) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (II) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (III) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

Section 18.Non-Disparagement.  Participant will not, while providing Service or during the three-year period following Participant’s termination of Service, issue or circulate publicly any false or disparaging statements, remarks or rumors about the Company or any of its Affiliates, or any of their respective Subsidiaries, or any of their respective officers, employees or directors.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

Section 19.Certain Remedies.  Participant hereby acknowledges that, in the event of Participant’s breach of any of the provisions of Sections 16-18, the Company will be entitled to pursue any of the remedies and rights available to it, at law or otherwise, including but not limited to the right to require that Participant forfeit any portion of the Award Amount that has vested (which forfeiture will not be deemed to limit any of the Company’s other rights or remedies).

Section 20.Entire Agreement.  Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior communications, letters, understandings and agreements (whether written, verbal or otherwise), between the parties or otherwise affecting Participant with respect to such subject matter; provided, however, that the restrictive covenant and similar obligations and restrictions contained herein or in any other award granted to Participant under the Plan are not intended to, and shall not, reduce, limit or supersede any other restrictive covenant or similar obligations or restrictions of Participant (whether pursuant to applicable law, any applicable policy of the Company or any Affiliate, or any agreement between Participant and the Company or any Affiliate), with the Company and its Affiliates being afforded the greatest protection available with respect thereto by any and all such obligations and restrictions, in the aggregate.  The terms and conditions of this Petrobras Litigation Award will not be governed or affected by the terms of Participant’s employment agreement or offer letter, or any severance, change of control or similar agreement or policy of the Company or any Affiliate to which Participant may be party or by which he or she may be covered.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

VANTAGE DRILLING INTERNATIONAL

By:     ______________________________

Name:______________________________

Title:_______________________________

PARTICIPANT

                                               ___________________________________

Name:  [________________]

Date: